Exhibit (c)(13)

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Searchable text section of graphics shown above

[LOGO]

Bonn Discussion Materials

Goldman, Sachs & Co.

July 26, 2006

Executive Summary

•                  The market price of Bonn is currently overstated

•                  Street earnings estimates do not yet reflect downward revisions to management forecasts

•                  Management has exhibited a track record of underperforming versus its forecast

•                  Bonn is trading at a premium to its peers across a range of valuation metrics, despite below average financial performance and significant leverage

•                  Bonn’s incremental leverage relative to peers is made possible by its association with Toledo

•                  A discounted dividend analysis suggests present values of future cash flows well below the current market price

•                  93% of research analysts covering Bonn are negative on its stock

•                  The right premium for a Toledo buy-in of the Bonn minority is an adjusted 5-15%

•                  Precedent minority buy-in transactions suggest an unadjusted premium to market of between 10-15%

•                  This must be adjusted to reflect Toledo’s right to buy-up to 66.7% ownership at market prices (i.e., premium should be cast on 33.3% minority, not current 41.5% minority outstanding)

•                  This premium is also attractive relative to the expectations set forth in KBW & Lehman’s joint fairness opinion on the original 51% transaction

•                  Overall returns to Bonn shareholders at a $30.50 buy-in price would be very attractive

•                  The aggregate consideration original Bonn shareholders would receive for the whole company is well in excess of transaction precedents

•                  The total return to Bonn shareholders since the original deal announcement would be 31.5% versus 7.3% for peers over the same period

•                  The transaction would be financially marginal to Toledo and other potential actionable investments may offer Toledo better financial returns

Bonn’s Current Market Price is Overstated

		Implied Discount to Bonn
		Closing Price of $28.31 as of
	Implied Value	July 21, 2006(1)

Management 2007E EPS (2)	$26.97	(4.7)%

Dividend Discount Model (3)	23.01	(15.2)

Analyst Price Targets (4)	27.03	(4.5)

Trading Multiple vs. Peers (5)	25.10	(15.6)

Analysis indicates a normalized Bonn stock price of $25.50 (average of above values)

(1)       Closing price of $28.31 on July 21, 2006 used to prepare the materials. Bonn’s 10-day and 20-day average closing prices for the period ended July 26, 2006 were $28.61 and $28.76, respectively.

(2)       Based on management 2007E EPS estimate and 2007E IBES cash P/E ratio. For further estimates refer to page 4

(3)       Based on management EPS estimates. Assumes an 11% discount rate and a terminal value multiple of 11.2x. For further assumptions refer to page 7.

(4)       Median analyst price target discounted at 11% for one year. Refer to page 8.

(5)       Value implied by average discount to peers based on comparison of 2007 cash P/E, price to tangible book and core deposit premium outputted on page 9.

Street Earnings Estimates do Not Yet Reflect Performance Expected by Management

	Cash EPS
	2006E	2007E	% Growth

IBES EPS Estimate	$2.30	$2.53	10.0%

Management EPS Estimate	2.28	2.41	5.7

Management Case vs. IBES (% difference)	(0.9)%	(4.7)%

Note: IBES estimates as of July 21, 2006.

Bonn has Consistently Underperformed vs. Management Plans

	HU Announcement	IFCJ Annoucement	Current
	July 12, 2005	April 13, 2006	Management Plan	% Change
Without Interchange
2006
Cash Net Income	$584.6		$511.1	(12.6)%
Cash EPS	$2.73		$2.28	(16.5)
2007
Cash Net Income	$673.0		$549.9	(18.3)%
Cash EPS	$2.96		$2.40	(18.9)
		Significant downward
		revision over last year

With Interchange
2007 Cash Net Income	$635.5	$584.7	(8.0)%
2007 Cash EPS	$2.65	$2.41	(9.1)

	Significant downward revision
	over last three months

Source: Company documents and management forecasts

Bonn is Undercapitalized vs. Peers

TCE / RWA(1)
Bonn	5.6%
Peer Median(2)	8.5

Additional Capital Required	$878.2
Assumed Yield	5.25%
EPS Adjustment	$(0.16)

2007 Cash EPS	$2.41
Adjusted 2007 Cash EPS	2.25

	2007E	2007E
	Cash EPS	Cash P/E		Price
Current	$2.41	11.7	x	$28.31

Adjusted	2.25	11.7		26.39

Difference				(6.8)%

(1)       Adjusted for deferred tax liability for each company.

(2)       Peers include: UnionBanCal, Sovereign, Comerica, Zions, Commerce Bancorp, Compass, Huntington, First Horizon, New York Community, Mercantile and Associated.

Dividend Discount Model Indicates Bonn Overvalued

			Discount Rate
			10.5%	11.0%	11.5%

	11.0	x	$23.24	$22.70	$22.17
Terminal Value Forward Multiple	11.5		24.10	23.53	22.98
	12.0		24.95	24.36	23.79

			Long Term EPS Growth Rate
			6.0%	7.0%	8.0%
	11.0	x	$21.69	$22.70	$23.75
Terminal Value Forward Multiple	11.5		22.48	23.53	24.62
	12.0		23.27	24.36	25.49

Note:  5-year dividend discount model. Assumes capital infusion to reach peer median adjusted TCE/RWA of 8.5%. Risk weighted assets are assumed to grow at 5% per year. Pre-tax cost of excess equity distributions is assumed to be 5.25%.

Analyst Price Targets Indicate Bonn Overvalued

Analyst Estimates & Price Targets

				1-yr Forward	Present Value of
Broker	Analyst	FY Dec. 2006	FY Dec. 2007	Price Target	Price Target(1)
Merrill Lynch	H Wolf	$2.25	$2.45	—	—
Lehman Brothers	B Harting	2.30	2.60	$33.00	$29.73
Morgan Stanley	C Chouinard	2.26	2.39	25.00	22.52
Ryan Beck & Co.	A Davis	2.30	2.56	28.00	25.23
RBC Capital Markets	J Ackor	2.23	2.48	27.00	24.32
Keefe, Bruyette & Woods	J Shaw	2.28	2.53	30.00	27.03
BMO Capital Markets	L Chan	2.27	2.50	26.00	23.42
A. G. Edwards	D George	2.31	2.61	—	—
Cohen Brothers	L Calfo	2.33	2.59	30.00	27.03
Bear, Stearns	S Dimartino	2.30	2.55	32.00	28.83
Sandler O’Neill	M Fitzgibbon	2.32	2.52	31.00	27.93
Friedman, Billings, Ramsey	L Hunsicker	2.24	2.42	30.00	27.03
C.L. King	K Timmons	2.32	2.74	32.50	29.28
Median		$2.30	$2.53	$30.00	$27.03

Implied Current Value

		Discount Rate
	Price Target	10.5%	11.0%	11.5%
High	$33.00	$29.86	$29.73	$29.60
Median	30.00	27.15	27.03	26.91
Low	25.00	22.62	22.52	22.42

Implied Premium / (Discount) to Current Market(2)

		Discount Rate
	Price Target	10.5%	11.0%	11.5%
High	$33.00	5.5%	5.0%	4.5%
Median	30.00	(4.1)	(4.5)	(5.0)
Low	25.00	(20.1)	(20.4)	(20.8)

Source: Bloomberg

(1)  Assumes a discount rate of 11% over 1-year period

(2)  Current market price of $28.31 as of July 21, 2006.

Bonn Trades at Premium to Peers with Below Average Performance

		Valuation Metrics					Operating Performance
		2007E		P/B		Core Deposit	Operating	Operating
		Cash P/E		Tangible		Premium	ROATA(1)	ROATE(1)

	Bonn Mgm. Case(2)	12.6	x	3.56	x	28.0%	1.4%	19.8%
Bonn Trading Premium									Bonn Under Performance
	Peer Median(3)	12.3	x	2.98	x	21.9%	1.5%	22.2%

	Bonn Premium to Peers	2.2%		19.3%		27.9%

	Implied Bonn Price at Peer Median	$27.71		$23.73		$23.87

	Average Implied Price			$25.10

(1)            Numbers for Q1 2006. Adjusted for recapitalization for Bonn.

(2)            Bonn recapitalized to achieve target adjusted TCE/RWA of 8.5%. Proceeds are assumed to earn a pre-tax yield of 5.25%.

(3)            Peers include: UnionBanCal, Sovereign, Comerica, Zions, Commerce Bancorp, Compass, Huntington, First Horizon, New York Community, Mercantile and Associated.

Analyst Sentiment on Bonn is Negative Relative to Peers

Bonn	Peers(1)

[CHART]	[CHART]

Source:  Factset

(1)            Peers include: UnionBanCal, Sovereign, Comerica, Zions, Commerce Bancorp, Compass, Huntington, First Horizon, New York Community, Mercantile and Associated.

Selection of Relevant Precedent Transactions

•                  Precedents selected based on the following criteria:

•                  Transactions since January 2000

•                  Transactions where acquirer already owned controlling stake (>50% ownership)

•                  Excludes transactions significantly smaller than Bonn transaction (<$1bn minority buy-in deal value)

•                  Transactions referenced by KBW / Lehman in original fairness opinion do not meet these criteria and were excluded:

•                  BNP Paribas / BancWest

•                  Control not held by BNP Paribas (45% owner)

•                  Control premium was not paid to First Hawaiian in first step of transaction

•                  HSBC / Marine Midland

•                  Significantly outdated (19 years old)

•                  Buy-in was smaller than $1bn (deal value)

•                  Allied Irish / First Maryland

•                  Significantly outdated (18 years old)

•                  Buy-in was smaller than $1bn (deal value)

Precedents Suggest an 5% - 15% Premium

Minority Buyouts since January 2000 > $1bn

									As Adjusted(1)
			% Owned			Stock Price 1	Final Premium	Final Premium	Final Premium	Final Premium
Date			Prior to	Date		Day Prior to	Over Market	Over 52-Week	Over Market	Over 52-Week
Effective	Target Name	Acquiror Name	Transaction	Announced	Value ($bn)	Announcement	Price	High	Price	High
09-Nov-05	7-Eleven Inc	IYG Holding Co	69.7%	01-Sep-05	$1.3	$28.34	32.3%	7.9%	25.9%	6.3%

21-Mar-05	Fox Entertainment Group Inc	News Corp Inc	76.6	10-Jan-05	7.2	31.22	13.1	3.0	10.5	2.4

08-Dec-04	Cox Communications Inc	Cox Enterprises Inc	61.4	02-Aug-04	8.4	27.58	26.0	(5.4)	20.9	(4.3)

23-Jun-03	Hotels.com	USA Interactive	62.3	10-Apr-03	1.2	53.30	13.0	(19.6)	10.4	(15.8)

21-Mar-02	Intimate Brands Inc	Limited Inc	81.8	04-Feb-02	1.6	17.90	10.2	8.1	8.2	6.5

28-Sep-01	Westfield America Inc	Westfield America Trust	55.9	15-Feb-01	1.1	14.45	12.5	(1.3)	10.0	(1.0)

21-Feb-01	Infinity Broadcasting Corp	Viacom Inc	62.4	15-Aug-00	13.6	35.25	(6.7)	(19.5)	(5.4)	(15.7)

03-Jan-01	AXA Financial Inc	AXA Group	54.7	30-Aug-00	11.2	52.25	4.6	4.4	3.7	3.6

15-Sep-00	Vastar Resources Inc	BP Amoco PLC	80.1	17-Mar-00	1.6	71.44	16.2	15.9	13.0	12.7

13-Sep-00	CareInsite Inc	Healtheon/WebMD Inc	64.9	14-Feb-00	1.9	67.88	5.3	(14.2)	4.3	(11.4)

27-Jun-00	Hartford Life	Hartford Fin Svcs Group Inc	80.4	27-Mar-00	1.3	42.56	18.6	(8.2)	15.0	(6.6)

	Median		64.9%				13.0%	(1.3)%	10.4%	(1.0)%

•                  Under terms of the original transaction, Toledo has the right to by up to 66.7% of Bonn at market which was acknowledged by KBW / Lehman in the analysis performed in their joint fairness opinion

•                  The adjusted figures above reflect Toledo’s ability to increase its ownership from 58.5%(2) to 66.7% through open market transactions

Source: Public filings

(1)       Adjusted to reflect Toledo’s right to buy up to 66.7% at market. (Premium on 33.3% minority vs. 41.5% minority).

(2)       Pro forma for Bonn’s pending acquisitions of Interchange.

Adjusted Minority Buy-in Premiums of 0%-20% were Assumed by KBW / Lehman in their joint Fairness Opinion

	Minority Premium Assumed	Minority Premium
	by KBW / LEH	Adjusted(1)

Valuation Scenario 1	0.0%	0.0%

Valuation Scenario 2	10.0	8.0

Valuation Scenario 3	25.0	20.1

Source: KBW and Lehman fairness opinion for original 51% transaction

(1)       Adjusted to reflect Toledo’s right to buy up to 66.7% at market. (Premium on 33.3% vs. 41.5% minority).

Price of $30.50 Suggests a Premium to Bonn in Excess of Precedents and of KBW / Lehman Fairness Opinion

Minority Buy-In Price
$ 30.50

Premium Paid to Current Market of $28.31 (%)(1)	7.7%

Premium Paid to Normalized Price of $25.50 (%)(2)	19.6%

Range in Precedent Transactions(3)	5.0% - 15.0%

Range in KBW/Lehman Fairness Opinion(4)	0.0% - 20.1%

(1)       Assumes current Bonn price of $28.31 per share as of July 21, 2006.

(2)       Refer to page 3.

(3)       Refer to page 12.

(4)       Refer to page 13.

Overall Return to Bonn Shareholders Highly Attractive

Hold Toledo Shares (1)

Original Deal Announcement	Original Deal Closing
8/24/04	3/1/05	Total Value @ $30.50 Buy-in

	$12.24 Cash

1 share original Bonn $31.70	0.2351 Toledo shares	$41.69

	0.49 Bonn shares

		Total Return = 31.5%
		Peer Return(2) = 7.3%

Note:  Return on invested cash assumed to be 6.0%.

(1)       Assumes holder of 1 original Bonn share receives Bonn dividend, from announce date to close, then receiving $12.24 in cash, 0.2351 Toledo shares, 0.49 Bonn shares. On July 21, 2006, the total value is determined based on the closing price of Toledo from that date plus accrued dividends received and reinvested at 6.00%, the cash invested at 6.00%, and the Bonn shares taken out at $30.50.

(2)       Peers include: UnionBanCal, Sovereign, Comerica, Zions, Commerce Bancorp, Compass, Huntington, First Horizon, New York Community, Mercantile and Associated.

Buy-in at Total Value of $41.69 Highly Attractive to Bonn Shareholders Relative to Precedent Transactions

View of 100% Acquisition

					Precedent Whole Company
Bonn Metric			Bonn Multiples @ $41.69(1)		Transactions(2)

2006E Management EPS	$2.28		18.3	x	16.5	x

2007E Management EPS	2.41		17.3		15.7

Tangible Book Value Per Share	5.33		7.8		3.7

Core Deposit Premium	$19.8	bn	44.2%		31.1%

(1)       See page 15 for calculation.

(2)       Represents median multiple for all bank and thrift transactions since January 1, 2004 between $1bn and $30bn in deal value.

Transaction is Dilutive and Financially Marginal to Toledo

Price Bonn Per Share	$30.50
Deal Value ($mm)	$3,066

Accretion / (Dilution)
2007E Cash EPS	(1.7)%
2008E Cash EPS	(2.0)

IRR	5.8%

ROIC
2007E	6.6%
2008E	6.7

Note:  Analysis based on Management EPS estimates for Bonn and IBES EPS estimates for Toledo. Transaction is assumed to close December 31, 2006 and to be 100% equity financed. Assumes restructuring charge of $30mm pre-tax and no synergies.

Alternative Investments Offer Better Returns to Toledo

	Other Hypothetical		Acquire Bonn Minority
	Acquisition Opportunities		for $30.50

Aggregate Deal Value	$3,066		$3,066
Earnings Picture
2007 Cash EPS			$2.41
2007 Cash Earnings Acquired	$200		243
Cost Synergies	61		0
2007 Cash Earnings + Synergies	261		243
Multiples
2007 Cash P/E	15.4	x	12.6	x
2007 Cash P/E after Synergies	11.8		12.6
Price / TBV	3.4		5.7
Core Deposit Premium	23.3%		30.7%
Financial Returns
IRR	14.7%		5.8%

Note:  Each transaction case assumes 100% Toledo equity financing. Other hypothetical acquisition opportunities assumes a 20% premium to a12.8x cash P/E and 25% cost savings assuming a 55% efficiency ratio at the target company. Bonn assumes management estimates for earnings. Multiples for Bonn are unadjusted for required capital raise to reach peer TCE/RWA levels; IRR includes the effects of this infusion.